Exhibit 10.6
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
          THIS FIRST AMENDMENT, by and between American Processing Company, LLC, a Michigan limited liability company (the “Company”); and David A. Trott (“Employee”), is entered into on this 29th day of December 2008, but effective as of the applicable dates set forth below.
PRELIMINARY RECITALS
          A. Employment Agreement. The Company and Employee have entered into a written Employment Agreement (the “Employment Agreement”), dated as of March 14, 2006 (the “Original Effective Date”), which remains in effect. Since then, Employee has served as President of the Company until September 20, 2008 (the “Second Effective Date”) when he began serving the Company as Chairman and Chief Executive Officer of the Company, pursuant to the Employment Agreement. Any capitalized terms used in this Amendment, and not defined herein, shall have the meanings specified in the Employment Agreement.
          B. Purpose of Amendment. The Company and Employee desire to minimize the risk to Employee of premature income taxation and unnecessary penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by amending certain provisions of the Employment Agreement to comply with Section 409A of the Code or applicable guidance or regulations thereunder and to reflect the change to Employee’s title occurring on the Second Effective Date.
AMENDMENT
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Employment Agreement as follows:
          1. As of the Original Effective Date, two new sentences are hereby added at the end of Section 1, reading as follows:
Further, Employee shall not be entitled to Severance Pay pursuant to this Section 1 unless Employee’s termination without “Cause” constitutes a “Separation from Service” as such term is defined under Section 409A of the Internal Revenue Code or applicable guidance or regulations thereunder. Furthermore, the Severance Pay and any other amount to be paid or benefit to be provided by the Company to the Employee under Section 1 (and any other payment under this Agreement made in connection with Employee’s termination of employment) which is deferred compensation subject to Section 409A of the Code or applicable guidance or regulations thereunder, shall be paid to Employee in a lump sum on the date which is six (6) months following the date of Employee’s Separation from Service.
          2. As of the Second Effective Date, Employee’s position with the Company shall be Chairman and Chief Executive Officer.
          3. As of the Original Effective Date, a new Section 27 is hereby inserted into this Agreement, reading as follows:

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27. Section 409A. It is intended that any income or payments to Employee provided pursuant to this Agreement (any such income or payments being referred to as “Payments”) will not be subject to the additional tax and interest under Section 409A of the Internal Revenue Code (a “Section 409A Tax”). The provisions of the Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. The Company and Employee agree to amend (including retroactively) the Agreement in order to comply with Section 409A, including amending to facilitate the ability of Employee to avoid the imposition of, or reduce the amount of, any Section 409A Tax. The Company and Employee shall reasonably cooperate to provide full effect to this provisions and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either party. The parties agree that neither party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other party.
          4. Except as expressly amended in this First Amendment, the Employment Agreement shall remain in full force and effect according to its terms.
          5. This First Amendment may be executed by facsimile or electronic transmission and in one or more counterparts, each of which shall be an original and together shall constitute one instrument.
          IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Amendment on the date first stated above, but effective retroactively as of the applicable effective dates stated above.

COMPANY:

AMERICAN PROCESSING COMPANY, LLC
By: Dolan APC, LLC, its Manager

/s/ James P. Dolan

By: James P. Dolan, its President

EMPLOYEE:

/s/ David A. Trott

David A. Trott

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